Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

CEVA, INC.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.001 per share:	457(c) and 457(h)	1,253,482 (1)	$21.275 (2)	$26,667,830	0.0001102	$2,939
Total Offering Amounts					$26,667,830		$2,939
Total Fee Offsets							$0.00
Net Fee Due							$2,939

(1)

This Registration Statement on Form S-8 registers 1,253,482 shares of the Registrant’s Common Stock issuable under (i) the Amended and Restated 2011 Equity Incentive Plan and (ii) the inducement award granted to Amir Panush, the Registrant’s Chief Executive Officer, pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules (the “Inducement Award”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Registrant’s above referenced plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457 (c) and (h) of the Securities Act of 1933 on the basis of the average of the high ($21.63) and low ($20.92) price per share of the Registrant’s Common Stock on the NASDAQ Global Market on May 17, 2023.